EXHIBIT 10.11

EXTENSION OF EMPLOYMENT AGREEMENT

The parties hereby agree that the term of the Employment Agreement made by and between Eyal Talor and CEL-SCI Corporation as of August 31, 2019 is extended to August 31, 2027. All other terms of the Employment Agreement with Dr. Talor dated August 31, 2019 remain the same.

August 28, 2023

CEL-SCI CORPORATION

By:	/s/Geert Kersten
Geert R. Kersten, Chief Executive Officer

/s/ Eyal Talor
Eyal Talor, Ph.D.